Exhibit 10.2

MPLX OFFICER PSU

MPLX LP

2012 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNIT AWARD AGREEMENT

2013-2015 PERFORMANCE CYCLE

Pursuant to this Award Agreement and the MPLX LP 2012 Incentive Compensation Plan (the “Plan”), MPLX GP LLC, a Delaware limited liability company (the “Company”), the general partner of MPLX LP, a Delaware limited partnership (the “Partnership”) hereby grants to [NAME] (the “Participant”), an officer of the Company, on [DATE] (the “Grant Date”), [NUMBER] performance units (“Performance Units”), conditioned upon the Company’s TUR ranking relative the Peer Group for the Performance Cycle as established by the Board of Directors of the Company, and as set forth herein. The Performance Units are subject to the following terms and conditions:

1. Relationship to the Plan. This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Board. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

2. Determination of Payout Percentage. As soon as practical following the close of the Performance Cycle, the Board shall determine and certify the TUR Performance Percentile. The final Payout Percentage will be the simple average of the Payout Percentage of the four performance periods, which are defined as:

(i)	January 1, 2013 through December 31, 2013

(ii)	January 1, 2014 through December 31, 2014

(iii)	January 1, 2015 through December 31, 2015

(iv)	January 1, 2013 through December 31, 2015

The Board shall determine the Payout Percentage for each performance period as follows:

(a) If the TUR Performance Percentile is below the 25th percentile, the Payout Percentage for that period shall be zero.

(b) If the TUR Performance Percentile is at or above the 25th percentile, the Payout Percentage shall be equal to the TUR Performance Percentile multiplied by 2.

(c) Notwithstanding anything herein to the contrary, if the TUR calculated for a performance period is negative, then the Payout Percentage for that performance period shall not exceed 100% regardless of the TUR Performance Percentile for the performance period.

MPLX OFFICER PSU

(d) Notwithstanding anything herein to the contrary, the Board has sole and absolute authority and discretion to reduce the Payout Percentage as it may deem appropriate.

3. Vesting of Performance Units. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 4, 5 or 6, following the Board’s determinations pursuant to Paragraph 2, the Participant shall vest in and be entitled to receive a payment equal to the Payout Value. The Payout Value shall be distributed 75% in cash and 25% in common units. The number of common units distributed shall be calculated by dividing 25% of the Payout Value by the closing price as defined in the Plan as of the closing on the date on which the Payout Percentage is determined and certified by the Committee, rounding the units down to the nearest whole unit. The remainder shall be paid in cash. Such payments shall be made as soon as administratively feasible following the Board’s determination under Paragraph 2 and, in any event, on or before March 15th following the end of the Performance Cycle. If, in accordance with the Board’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 3 and the making of the related payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full.

4. Termination of Employment. If Participant’s Employment is terminated prior to the close of the Performance Cycle for any reason other than death or Retirement as set forth in Paragraphs 5 and 6 below (or as set forth in Paragraph 7), the Participant’s right to the Performance Units shall be forfeited in its entirety as of such termination, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be terminated.

5. Termination of Employment due to Death. If Participant’s Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full as of the date of death and the Payout Percentage shall be 100%. The payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3 on the first day of the third month following the death of the Participant. Such vesting shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.

6. Termination of Employment due to Retirement. In the event of the Retirement of the Participant after 50% of the Performance Cycle has elapsed, the Participant’s Performance Units shall be paid-out based on the performance for the Performance Cycle and payable on a pro-rata basis as determined and certified by the Board at the close of the Performance Cycle as described below. Subject to the negative discretion of the Board, the Participant will be entitled to receive a payment equal to the product of (i) the pro-rata vesting percentage equal to the days of Participant’s Employment during the Performance Cycle divided by the total days in the Performance Cycle and (ii) the Payout Value. Such payment shall be made as soon as administratively practical following the Board’s determination under Paragraph 2 and, in any event, on or before March 15th following the end of the Performance Cycle. If, in accordance with the Board’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 6 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 6.

7. Vesting Upon a Qualified Termination. Notwithstanding anything herein to the contrary, upon a

MPLX OFFICER PSU

Participant’s Qualified Termination as defined under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan prior to the end of the Performance Cycle, the Participant’s right to receive the Performance Units, unless previously forfeited pursuant to Paragraph 4, shall vest in full and the Payout Percentage shall be 100%. A payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3 on the first day of the third month following the Qualified Termination. Such vesting shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.

8. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” as determined by the Company in accordance with its established policy, any settlement of Awards described in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of this Award which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a Change in Control, the term “Change in Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of Award amounts under this Award Agreement described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

9. Repayment or Forfeiture Resulting from Forfeiture Event.

(a) If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant’s Employment, then the Board may, but is not obligated to, cause some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

(b) If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Board may, but is not obligated to, require that the Participant pay to the Company an amount in cash (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c) This Paragraph 9 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Company with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 9 shall not apply to the Participant following the effective time of a Change in Control.

(d) Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the common units of the Partnership are listed for trading.

10. Taxes. Pursuant to the applicable provisions of the Plan, the Company or its designated representative

MPLX OFFICER PSU

shall have the right to withhold applicable taxes from the cash amount otherwise payable to the Participant due to the vesting of Performance Units pursuant to Paragraph 2, or from other compensation payable to the Participant, at the time of the vesting of the Performance Units and delivery of the cash settlement amount. Because the Participant is an employee of Marathon Petroleum Corporation, the parent corporation of the Company (“MPC”), and provides beneficial services to the Company through Participant’s employment with MPC, MPC as the employer of Participant, shall be the designated representative for purposes of payroll administration of the Award and withholding of applicable taxes at the time of vesting.

11. No Unitholder Rights. The Participant shall in no way be entitled to any of the rights of a unitholder as a result of this Award Agreement.

12. Nonassignability. Upon the Participant’s death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Performance Units shall have no effect.

13. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

14. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

15. Officer Holding Requirement. Participant agrees that any common units received by the Participant in settlement of this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such common units (net of any common units used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

16. Definitions. For purposes of this Award Agreement:

“Beginning Unit Price” means the average of the daily closing price of a common unit of the Partnership for the twenty (20) trading days immediately prior to the commencement of the Performance Cycle, historically adjusted, if necessary, for any split, dividend, recapitalizations, or similar corporate events that occur during the measurement period.

“Employment” means employment with the Company or any of its Subsidiaries or affiliates including but not limited to MPC and its Subsidiaries and affiliates. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Company or the Subsidiary or affiliate that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

MPLX OFFICER PSU

“End Unit Price” means the average of the daily closing price of a common unit of the Partnership for the twenty (20) trading days prior to the end of the Performance Cycle.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Company is required, pursuant to a determination made by the Securities and Exchange Commission or by the Board, or any authorized subcommittee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Board determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Board concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Company.

“Payout Percentage” means the percentage (between 0% and 200%) determined by the Board in accordance with the procedures set forth in Paragraph 2, which shall be used to determine the value of each Performance Unit.

“Payout Value” means, for each Performance Unit, the product of the Payout Percentage and $1.00.

“Peer Group” means the group of companies that are pre-established by the Board which principally represent a group of selected peers, or such other group of companies as selected and pre-established by the Board.

“Performance Cycle” means the period from January 1, 2013 to December 31, 2015.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan (the “CIC Plan”), as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference. Notwithstanding the definition of a “Change in Control” under the terms of the CIC Plan, for purposes of this Award Agreement such Change in Control for purposes of determining whether a separation from service is a Qualified Termination shall include a Change in Control of either MPC, as the direct employer of the Participant, or a Change in Control of the Partnership, as the issuer of the Award.

“Retirement” means (a) for an Employee with ten or more years of Employment, termination on or after the Employee's 50th birthday, or (b) termination on or after the Employee's 65th birthday.

“Total Unitholder Return” or “TUR” means the number derived using the following formula:

(End Unit Price – Beginning Unit Price) + Cumulative Cash Distributions

Beginning Unit Price.

MPLX OFFICER PSU

“TUR Performance Percentile” means the relative ranking of the Company’s Total Unitholder Return for the Performance Cycle as compared to the Total Unitholder Return of the Peer Group companies during the Performance Cycle.

MPLX GP LLC

By:
Authorized Officer